Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Representations and Warranties, section 4.1.C” and “Experts” in the Combined Prospectus/Information Sheet included in the Registration Statement on Form N-14.

We also consent to the incorporation by reference of our report dated June 26, 2017 with respect to the financial statements and financial highlights of the Mirae Asset Discovery Funds in this Registration Statement on Form N-14,

We also consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are incorporated by reference in the Combined Prospectus/Information Sheet, included in the Registration Statement on Form N-14.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio

September 20, 2017